UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2020 (April 10, 2020)

J. Alexander’s Holdings, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	001-37473	47-1608715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3401 West End Avenue, Suite 260, P.O. Box 24300, Nashville, TN 37202

(Address of Principal Executive Offices) (Zip Code)

(615) 269-1900

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.001 per share	JAX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

J. Alexander’s, LLC (“J. Alexander’s”) and Stoney River Management Company, LLC (“Stoney River”; collectively, the “Borrowers”), each an indirect subsidiary of J. Alexander’s Holdings, Inc. (the “Company”), applied for and received loans (the “Loans”) from Pinnacle Bank (the “Lender”) in the aggregate principal amount of $10.0 million and $5.1 million, respectively, pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted March 27, 2020.

The Loans are each evidenced by a promissory note (a “Note”), dated April 10, 2020 and April 15, 2020 respectively, issued by the applicable Borrower to the Lender. The J. Alexander’s Note matures on April 10, 2022 and the Stoney River Note matures on April 15, 2022, and each bears interest at a rate of 1.00% per annum, payable monthly commencing on November 5, 2020, following an initial deferral period as specified under the PPP. The Notes may be prepaid by the applicable Borrower at any time prior to maturity with no prepayment penalties. Proceeds from the Loans will be available to the respective Borrower to fund designated expenses, including certain payroll costs, group health care benefits and other permitted expenses, in accordance with the PPP. Under the terms of the PPP, up to the entire amount of principal and accrued interest may be forgiven to the extent Loan proceeds are used for qualifying expenses as described in the CARES Act and applicable implementing guidance issued by the U.S. Small Business Administration under the PPP. The Company intends that each Borrower would use their entire Loan amount for designated qualifying expenses and to apply for forgiveness of the respective Loan in accordance with the terms of the PPP. No assurance can be given that the Borrowers will obtain forgiveness of the Loan in whole or in part.

With respect to any portion of either Loan that is not forgiven, the Loan will be subject to customary provisions for a loan of this type, including customary events of default relating to, among other things, payment defaults, breaches of the provisions of the applicable Note and cross-defaults on any other loan with the Lender or other creditors.

As previously disclosed, J. Alexander’s is party to that certain Second Amended and Restated Loan Agreement, dated May 20, 2015, by and between J. Alexander’s and Pinnacle Bank, as amended (the “Loan Agreement”), consisting of both term loan borrowings and available lines of credit. As previously disclosed, on March 24, 2020, the Company announced it drew down the remaining $17.0 million available under the line of credit facilities under the Loan Agreement (the “Credit Draw”). The Credit Draw was undertaken as a precautionary measure to provide increased liquidity and preserve financial flexibility in light of current disruption and uncertainty resulting from the novel coronavirus (COVID-19) outbreak. The proceeds from the Credit Draw are available to be used for general corporate purposes, including working capital.

As of April 16, 2020, and including the full funding of borrowings under the above referenced PPP Loans, the Company will have approximately $33.7 million of cash on hand and $40.8 million of outstanding indebtedness, which includes $21.0 million of borrowings under the line of credit facilities, and $15.1 million of borrowings under the above referenced PPP Loans.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements concerning the Company’s expectations, anticipations, intentions, or beliefs regarding the Loan. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including financial market conditions; actions by the Loan parties; changes by the Small Business Association or other governmental authorities regarding the CARES Act, the Payroll

Protection Program or related administrative matters; the Company’s and Borrower’s ability to comply with the terms of the Loan and the CARES Act, including to use the proceeds of the Loan as described herein; and other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2020, and subsequent filings. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

J. Alexander’s Holdings, Inc.

Date: April 16, 2020	By:	/s/ Jessica L. Hagler
Jessica L. Hagler
Vice President, Chief Financial Officer, Treasurer and Secretary